Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER

AND YEAR-END 2007

Denver, Colorado, February 27, 2008: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC; GSE: GSR) today announced its audited year-end results for 2007 and unaudited fourth quarter results. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. The Company will host a live webcast and conference call, to discuss its quarterly results on Thursday, February 28, at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, Interim President and CEO, said, “We achieved record gold production in the full year and the fourth quarter despite a number of issues, including some beyond our control. We expect ongoing optimization of the Bogoso sulfide processing plant to contribute to improved bottom line results going forward. Many of the challenges that we faced in 2007, including the country-wide power restrictions in Ghana, appear to be behind us and we are looking forward to a consistently improving 2008.”

Mr. Mair also commented that, “As disclosed in a separate press release, year-on-year Mineral Reserves increased 19% in 2007, primarily as the result of a positive feasibility study on the HBB properties; Mineral Reserves at Bogoso/Prestea increased year-on-year more than replacing depletion, and a partial replacement of rising depletion was also achieved at our Wassa mine.”

2007 RESULTS AND HIGHLIGHTS

•	Net loss of $36.4 million, or $0.159 per share (including a valuation allowance for tax assets of $22.9 million or $0.101 per share);

•	Operating cash flow of $6.7 million, or $0.029 per share;

•	Increase in revenues of 43% to $175.6 million;

•	Record gold sales of 246,278 ounces from Bogoso/Prestea and Wassa (not including 7,803 ounces produced by the Bogoso sulfide processing plant prior to its July 1, 2007 in-service date);

•	Average realized gold price of $713 per ounce, up 17% from the 2006 average realized gold price of $607 per ounce; and

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•	Average cash operating cost of $602 per ounce.

FOURTH QUARTER 2007 RESULTS AND HIGHLIGHTS

•	Record quarterly gold sales of 88,015 ounces compared to 53,406 ounces of gold sales for the fourth quarter of 2006, a 64.8% increase;

•	Increased gold sales at Wassa of 39,948 ounces compared to gold sales of 28,532 ounces for the fourth quarter of 2006. This represents a 40% increase in ounces of gold sold;

•	Net loss of $17.8 million or $0.077 per share (including a valuation allowance for tax assets of $22.9 million or $0.098 per share;

•	Revenues of $69.9 million;

•	Development of the Hwini-Butre and Benso properties commenced with the start of construction of the haul road from Benso to Wassa in October 2007; and

•	Completed offering of $125 million senior unsecured convertible debentures.

OVERVIEW

We had a net loss of $36.4 million or $0.159 per share, on revenues of $175.6 million for 2007 compared to net income of $64.7 million or $0.312 per share on revenues of $122.6 million for 2006. The net loss for 2007 was impacted by gains on sale of assets as well as by a tax valuation allowance and a loss on debt retirement as shown in the following table.

	For the three months ended December 31,		For the twelve months ended December 31,
SIGNIFICANT NON-OPERATING TRANSACTIONS ($000’s)	2007	2006	2007	2006
Gain on sale of EURO shares	1,748	29,963	5,049	50,903
Gain on sale of Moto shares	—	—	—	30,240
Income statement impact of tax asst valuation allowance	(22,944)	—	(22,944)	—
Gain on sale of Rosebel residual royalty	4,400	—	4,400	—
Gain on collection of debt	3,000	—	3,000	—
Loss on debt retirement	(7,067)	—	(7,067)	—
Derivative mark-to-market gains/(losses)	211	(243)	(232)	(9,589)
Foreign exchange gains/(losses) )	251	9	(112)	2,330
Royalty income	—	—	—	4,026

Mine operating margin losses totaled $14.3 million in 2007, down from a $7.6 million positive operating margin in 2006. The primary operating factor influencing the 2007 results occurred in the second half of 2007 when the Bogoso sulfide processing plant was placed in service and its operating costs were recognized. Gold recovery difficulties associated with the start-up of the plant resulted in lower than anticipated revenues leading to a negative operating margin. In addition, there were

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industry-wide increases in the costs of labor, reagents, fuel and power that contributed to the lower margin in 2007 compared to 2006.

A $22.9 million tax valuation allowance was taken in the fourth quarter against future tax assets. While this reduced the year-end tax benefit by $22.9 million, all $22.9 million of the benefit remains available for future use. Looking forward, we anticipate gold sales for 2008 of between 370,000 and 425,000 ounces at a cash operating cost between $490 and $540 per ounce.

FINANCIAL SUMMARY

	For the three months ended December 31,		For the twelve months ended December 31,
SUMMARY OF FINANCIAL RESULTS	2007	2006	2007	2006
Gold sold (ounces)	88,015	53,406	246,278	201,406
Price realized ($ per ounce)	794	618	713	607
Cash operating cost ($ per ounce)	582	393	602	442
Royalties ($ per ounce)	20	17	21	18
Total cash cost ($ per ounce)	602	410	623	460
Total gold revenues (thousands $)	69,882	32,979	175,614	122,586
Cash flow from operations (thousands $)	2,272	5,316	6,670	5,398
Net income/(loss) (thousands $) )	(17,841)	30,749	(36,404)	64,689
Net income/(loss) per share ($)	(0.077)	0.148	(0.159)	0.312
Shares outstanding (millions)	233.3	207.5	229.1	207.5

BOGOSO/PRESTEA

	For the three months ended December 31,		For the twelve months ended December 31,
OPERATING RESULTS	2007	2006	2007		2006
Ore mined (000’s t)—Refractory	894	—	1,427		—
Ore mined (000’s t)—Non refractory	187	240	929		1,364
Total ore mined (000’s t)	1,081	240	2,357		1,364
Waste mined (000’s t)	5,334	258	18,516		6,013
Plant feed—Refractory (000’s t)	763	—	1,640		—
Refractory grade—(g/t)	2.5	—	2.44		—
Recovery—Refractory (%)	57.0	—	52.1		—
Plant feed—Non refractory (t) )	193	421	1,429		1,494
Non refractory grade—(g/t)	2.1	3.5	2.0		3.56
Recovery—Non refractory (%)	74.8	61.5	73.3		60.4
Gold sold (oz)	48,067	25,054	120,216	(1)	103,792
Cash operating cost ($ per ounce)	746	309	766		412
Royalties ($ per oz) Royalties ($ per ounce)	20	20	22		18
Total cash cost ($ per ounce)	766	329	788	(1)	430

(1)	Excludes 7,803 ounces from the new sulfide plant in the first six months of 2007. These ounces are not included in sales revenues.

An operating margin loss of $23.9 million was incurred at Bogoso/Prestea during 2007 versus a positive operating margin of $8.4 million in 2006. The loss was primarily due to lower ore grades and insufficient oxide ore and partially due to delays in obtaining permits for the Pampe pit and to problems in the sulfide plant start-up in the second half of 2007.

Total cash operating costs for the combined oxide and sulfide operations at Bogoso/Prestea were $94.7 million compared to $44.7 million in 2006. The majority of this increase is attributable to the new sulfide processing plant operations that went into commercial production on July 1, 2007.

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WASSA

	For the three months ended December 31,		For the twelve months ended December 31,
OPERATING RESULTS	2007	2006	2007	2006
Total ore mined (000’s t)	782	591	3,091	2,449
Waste mined (000’s t)	1,794	2,575	8,125	11,608
Ore and heap leach materials processed (000’s t)	900	891	3,752	3,691
Grade processed (g/t)	1.50	1.14	1.17	090
Recovery (%)	93.9	89.4	92.0	88.8
Gold sold (oz)	39,948	28,532	126,062	97,614
Cash operating cost($ per oz)	385	464	444	474
Royalties ($ per oz)	20	18	21	19
Total cash cost ($ per oz)	405	482	465	493

Wassa generated an operating margin of $9.6 million in 2007 compared to an operating margin loss of $0.8 million for 2006. The improved operating margin was primarily due to higher gold production resulting from a higher gold grade and higher gold prices.

HBB PROPERTIES

Construction on the 52 kilometer haul road linking the Benso property to the Wassa processing plant commenced in October 2007. The deposits at the Hwini-Butre and Benso properties will be mined as satellite deposits to provide high grade ore to the Wassa processing facility. We anticipate the first ore mined from the Benso property will be delivered to the Wassa processing plant in the third quarter of 2008. Construction of the road extension to the Hwini-Butre deposits is expected to continue in 2009 with the first high grade ore from Hwini-Butre expected to be mined and delivered to the Wassa processing plant in 2009.

EXPLORATION

A total of $13.9 million was spent on exploration expenditures during 2007, down from $15.3 million in 2006. As is our practice, the focus of our exploration activities centered on projects in near proximity to our operating mines. In support of this strategy, an airborne geophysical survey was flown by helicopter over our project areas along the Ashanti Trend. We anticipate drilling identified targets in 2008.

Exploration in Ghana in 2007 focused on drilling programs at Wassa, Prestea South and the HBB properties. We have had encouraging results during the year and a number of these targets merit follow-up work in 2008.

At our Newmont-funded joint venture on the Saramacca project in Suriname, we received encouraging results from the exploration efforts to date. Newmont has approved exploration expenditures of $3.5 million for continued exploration on Saramacca in 2008.

CASH AND CASH FLOW

Our cash, cash equivalents and short term investments totaled $75.8 million at the end of 2007, up from $27.1 million at the end of 2006. Operations provided $6.7 million in 2007, compared to $5.4 million for 2006. A $12.2 million increase in payables was offset by an inventory increase of $11.6 million.

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A total of $13.1 million was received from transactions related to EURO Ressources SA including sales of EURO shares, sale of our residual royalty in the Rosebel mine to EURO and the receipt of the final installment on their purchase of the Rosebel royalty.

Liquidity Outlook

We anticipate that all of our cash needs in 2008 will be met by the $75.8 million cash on hand at year end, amounts available from our Caterpillar equipment financing facility, the Ghana Stock Exchange listing proceeds and cash generated from operations.

GHANA POWER RESTRICTIONS

The past year was a drought year in Ghana and nation-wide power restrictions were in place until October 2007. In an effort to reduce our dependency on power from the national grid, Golden Star, along with three other mining companies, constructed a nominal 100 megawatt power plant in Ghana. In addition, we entered into a take-or-pay agreement with a power provider who will construct a 20 megawatt power station at the Bogoso site. Should electrical power once again become scarce, we anticipate that we would be able to self generate enough power to meet all our needs.

LOOKING AHEAD

Our objectives for 2008 include:

•	Optimization of the Bogoso sulfide processing plant;

•	Progress construction and development of the HBB properties;

•	Permit Prestea South properties;

•	Complete Prestea Underground pre-feasibility study

•	Continued exploration at Bogoso/Prestea, Wassa and the HBB properties.

We are estimating 2008 total gold production of 370,000 to 425,000 ounces at an average cash operating cost between $490 and $540 per ounce.

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FINANCIAL STATEMENTS

The following information is excerpted from the Company’s audited consolidated financial statements and notes thereto contained in our Form 10-K, which we intend to file with the SEC today and which is available on our website.

	As of December 31, 2007	As of December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75,754	$27,108
Accounts receivable	8,369	8,820
Inventories (Note 3)	56,739	45,475
Deposits (Note 4)	4,513	7,673
Prepaids and other	1,224	1,458

Total Current Assets	146,599	90,534

RESTRICTED CASH	1,510	1,581
AVAILABLE-FOR-SALE INVESTMENTS (Note 5)	5,121	1,457
DEFERRED EXPLORATION AND DEVELOPMENT COSTS (Note 6)	29,203	167,983
PROPERTY, PLANT AND EQUIPMENT (Note 7)	283,304	93,058
MINING PROPERTIES (Note 8)	326,811	136,775
CONSTRUCTION IN PROGRESS (Note 9)	—	165,155
FUTURE TAX ASSETS (Note 18)	—	6,657
OTHER ASSETS	—	574

Total Assets	$792,548	$663,774

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$26,457	$19,012
Accrued liabilities	28,394	25,516
Fair value of derivatives (Note 11)	248	685
Asset retirement obligations (Note 12)	2,013	3,064
Current portion of future tax liability (note 18)	—	1,450
Current debt (Note 10)	17,125	12,549

Total Current Liabilities	74,237	62,276

LONG TERM DEBT (Note 10)	107,929	73,786
ASSET RETIREMENT OBLIGATIONS (Note 12)	16,906	16,034
FUTURE TAX LIABILITY (Note 18)	42,154	42,154

Total Liabilities	241,226	194,250

MINORITY INTEREST	6,150	7,424
COMMITMENTS AND CONTINGENCIES (Note 13)	—	—

SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding.	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 233,703,681 at December 31, 2007 207,891,358 at December 31, 2006 (Note 15)	609,103	524,619
CONTRIBUTED SURPLUS	13,230	10,040
EQUITY COMPONENT OF CONVERTIBLE NOTES	34,620	2,857
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 16)	3,192	—
DEFICIT	(114,973)	(75,416)

Total Shareholders’ Equity	545,172	462,100

Total Liabilities and Shareholders’ Equity	$792,548	$663,774

Accompanying notes for the Balance Sheet can be found on the Form 10-K filed with the US SEC and on the Company’s website.

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STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2007	2006	2005
REVENUE
Gold sales	$175,614	$122,586	$89,663

PRODUCTION EXPENSES
Mining operations	153,307	92,730	79,609
Depreciation, depletion and amortization	35,567	21,460	15,983
Accretion of asset retirement obligation (Note 12)	1,062	835	752

Mine operating costs	189,936	115,025	96,344

Mine operating margin	(14,322)	7,561	(6,681)
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	1,953	1,462	951
General and administrative expense	13,869	10,873	8,879
Abandonment and impairment	3,499	1,847	1,403
Derivative mark-to-market losses (Note 11)	232	9,589	11,820
Loss on retirement of debt	7,067	—	—
Foreign exchange (gain)/loss	112	(2,330)	574
Interest expense	6,040	1,846	2,416
Interest and other income	(2,173)	(2,078)	(1,624)
Royalty income	—	(4,026)	(4,178)
Gain on sale of investments	(12,449)	(81,143)	(738)

Income (loss) before minority interest	(32,472)	71,521	(26,184)

Minority interest	1,274	(794)	(277)

Net income (loss) before income tax	(31,198)	70,727	(26,461)
Income tax (expense) benefit (Note 18)	(5,206)	(6,038)	12,930

Net income (loss)	$(36,404)	$64,689	$(13,531)

Net income (loss) per common share—basic (Note 19)	$(0.159)	$0.312	$(0.094)
Net income (loss) per common share—diluted (Note 19)	$(0.159)	$0.308	$(0.094)
Weighted average shares outstanding (millions)	229.1	207.5	143.6

Accompanying notes for the Statement of Operations can be found on the Form 10-K filed with the US SEC and on the Company’s website.

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines and also owns the Hwini-Butre and Benso properties through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 235 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the

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availability of power, our alternative power supplies and ability to meet our power needs in the event of future power rationing, our 2008 production and cash operating cost estimates, capital expenditure estimates, planned exploration spending and activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at various sites, expected improvements to the flotation circuit at the new Bogoso sulfide processing plant, the timing of achieving design recovery rates at the Bogoso sulfide processing plant, the impact of the Hwini-Butre and Benso deposits on the Wassa mine, anticipated commencement dates of mining and production and development costs with respect to the Hwini-Butre and Benso properties, plans for exploration, sources of and adequacy of cash to meet capital and other needs in 2008. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2007, as amended. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.            +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

ANNE HITE, INVESTOR RELATIONS MANAGER

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